UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2013

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On November 12, 2013, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the "Company") entered into a 364-day senior bridge credit facility (the "Bridge Facility") for an aggregate principal amount of $900 million. The proceeds of the Bridge Facility will be available to the Company in a single draw and may be used only for the payment of (1) the cash consideration due in connection with the Company's previously announced and currently pending acquisition of certain hydro-electric facilities and associated assets from PPL Montana, LLC (the "Hydro Transaction"), and (2) transaction costs associated with the Hydro Transaction.
As previously announced, the Company plans to close the Hydro Transaction into permanent financing and only intends to close on and borrow under the Bridge Facility to the extent necessary in advance of completing permanent financing for the Hydro Transaction. The Company currently expects that such permanent financing would consist of approximately $450 - $500 million of long-term debt securities, up to $400 million of equity issuances, and up to $50 million in free cash flows, although the actual amounts of such debt and equity financing are subject to Company and market conditions at the time of financing. The Company also anticipates maintaining a 50 - 55% debt to total capital ratio excluding capital leases, and expects to continue targeting a long-term dividend payout ratio of 60 - 70% of earnings per share; however, there can be no assurance that we will be able to meet these targets.
Under the Bridge Facility, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated act as joint lead arrangers; Bank of America, N.A., acts as syndication agent; JPMorgan Chase Bank, N.A., acts as documentation agent; and Credit Suisse AG acts as administrative agent.
The Bridge Facility does not amortize and is unsecured. Borrowings may be made at interest rates equal to the Eurodollar rate, plus a margin of 87.5 to 175.0 basis points, or a base rate, plus a margin of 0.0 to 75.0 basis points. The applicable margin will be determined based on the Company’s then-current senior unsecured credit ratings. If our current unsecured credit ratings are unchanged at the time of closing, the applicable "spread" will be 125 basis points for Eurodollar rate loans and 25 basis points for base rate loans. The covenants in the Bridge Facility are substantially similar to those in our existing and recently announced amended and restated revolving credit facility.
Any advances under the Bridge Facility are subject to certain conditions precedent, including, among other conditions, the concurrent substantial consummation of the Hydro Transaction, the delivery of certain financial information to the lenders under the Bridge Facility, the accuracy of certain representations and warranties, and the absence of any default or event of default. Any borrowings under the Bridge Facility would be due and payable within one year of borrowing.
The Bridge Facility has one financial covenant, requiring that the ratio of the Company’s consolidated funded debt to total capitalization be less than or equal to 70 percent. The Bridge Facility also contains covenants that restrict the Company in respect of, among other things, mergers and consolidations, sales of all or substantially all assets, and incurrence of liens and transactions with affiliates. The Bridge Facility is subject to acceleration upon the occurrence of an event of default, including cross-default to indebtedness in excess of $50 million in the aggregate, change of control (as defined in the Bridge Facility), entry of judgments of $50 million or more (to the extent not covered by insurance), and the occurrence of certain Employee Retirement Income Security Act of 1974 and bankruptcy events.
The descriptions of the provisions of the Bridge Facility are summary in nature and are qualified in their entirety by reference to the full and complete terms of the Bridge Facility, which is filed herewith as Exhibit 10.1.
Some of the lenders under the Bridge Facility and certain of their affiliates have engaged, and in the future may engage, in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, the Company and its affiliates in the ordinary course of business and otherwise for which they have received, and will in the future receive, customary fees.
The representations, warranties and covenants contained in the Bridge Facility were made only for purposes of the Bridge Facility and as of the specific date set forth therein, were solely for the benefit of the parties to the Bridge Facility and may be subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Bridge Facility may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Bridge Facility and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Bridge Facility, which subsequent developments may not be fully reflected in the Company's public disclosure.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1*	Senior Bridge Credit Agreement, dated November 12, 2013

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary

Date: November 18, 2013

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1*	Senior Bridge Credit Agreement, dated November 12, 2013

*	Filed herewith.